U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                   FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Saxe                         Robert              L.
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   (Last)                       (First)             (Middle)

 c/o Research Frontiers Incorporated, 240 Crossways Park Drive
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                                    (Street)

   Woodbury                         NY                   11797-2033
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   (City)                        (State)                    (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Research Frontiers Incorporated (REFR)

______________________________________________________________________________

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



______________________________________________________________________________
4.   Statement for Month/Year

                March 4, 2003
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)


______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
______________________________________________________________________________


===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================
                                                                        Nature
                      Trans- Securities      Amount of      Owner-      of
             Trans-   action Acquired(A) or  Securities     ship        Bene-
Title of     action   Code   Disposed of (D) Beneficially   Form        ficial
Security     Date     ------  ------ --------- Owned at     Direct(D)or owner-
------------ -------- Code V Amount AorD Price End of Month Indirect(I) ship
                      --- -- ------ ---- ----- ------------ ---------- -------

Common Stock 3/04/03   P        500   A  $6.16   328,753        D

--------------------------------------------------------------------------------
Common Stock                                      69,838        I   As trustee
                                                                    u/w L.Saxe
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Common Stock                                       2,687        I   By wife
--------------------------------------------------------------------------------
Common Stock                                      11,250        I   As trustee
--------------------------------------------------------------------------------

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

[NO TABLE II INFORMATION TO REPORT]


Explanation of Responses:


     /s/  Robert L. Saxe                            March 4, 2003
----------------------------------------------      -----------------------
 Robert L. Saxe                                     Date
   **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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